Exhibit 99.1

Wausau Paper Appoints Rob Yanker to Board of Directors

MOSINEE, WI – July 22, 2015 – Wausau Paper (NYSE:WPP) today announced that it has appointed Rob Yanker to the Company’s Board of Directors, effective immediately.  Mr. Yanker will serve as one of the Company’s nominees for election at its 2016 Annual Meeting of Shareholders.

Mr. Yanker, 57, is a Director Emeritus at McKinsey & Company.  Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer and telecommunications sectors.

Michael C. Burandt, CEO, commented, “Rob has an exceptional mix of operational, strategic and industrial expertise that will be a valued asset to Wausau and we are excited to have him join our Board.  Rob’s experience at McKinsey gives him an important perspective that will be beneficial as we continue to drive improvement in our operating performance and deliver significant value for shareholders.”

About Wausau Paper: Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, as well as soap and dispensing systems. The Company is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit wausaupaper.com.

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INVESTOR AND MEDIA CONTACT:

Perry Grueber

Director Investor Relations

Email:   pgrueber@wausaupaper.com

Phone: 715.692.2056